Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@dasanzhone.com

DASAN Zhone Regains Compliance with Nasdaq Listing Rules

Oakland, Calif., October 5, 2017 – DASAN Zhone Solutions, Inc. (formerly known as Zhone Technologies, Inc.) (NASDAQ: DZSI), a global leader in fiber access transformation for enterprise and service provider networks, today announced that on October 4, 2017, the company received a letter from The NASDAQ Stock Market LLC (“Nasdaq”) stating that the company has regained compliance with Nasdaq Listing Rule 5250(c)(1) and is in compliance with other applicable requirements required for listing on the Nasdaq. Accordingly, Nasdaq has determined to continue the listing of the company’s securities and has closed this matter.
As previously reported, on April 6, 2017, May 17, 2017 and August 21, 2017, the Listing Qualifications Staff of Nasdaq notified the company that it was not in compliance with Nasdaq Listing Rule 5250(c)(1) due to its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2016 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 2017 and June 30, 2017, respectively. Following a hearing before the Nasdaq Hearings Panel on May 25, 2017, the Nasdaq Hearings Panel granted the company's request for exception through September 27, 2017 to comply with Nasdaq's filing requirements. The company filed its delinquent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on September 27, 2017.
About DASAN Zhone
DASAN Zhone Solutions, Inc. is a global leader in broad-based network access solutions and communications equipment. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access

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transformation. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone Solutions is headquartered in Oakland, California.

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